METROPOLITAN SERIES FUND

SUB-ITEM 77C MATTERS SUBMITTED TO A VOTE OF SECURITY HOLDERS

At a Joint Special Meeting of Shareholders, held on February 22, 2013, the shareholders of the respective Portfolios voted for the following proposals:

To approve an Agreement and Plan of Reorganization (the Plan) providing for the acquisition of all of the assets of FI Value Leaders Portfolio (FI Value Leaders) by MFS Value Portfolio (MFS Value), a series of Metropolitan Series
 Fund, in exchange for shares of MFS Value and the assumption by MFS Value of the liabilities of FI Value Leaders Portfolio. The Plan also provides for the distribution of these shares of MFS Value to shareholders of FI Value Leaders Portfolio in liquidation and subsequent termination of FI Value Leaders Portfolio.

For: 		1,418,671.312
Against: 	     66,284.505
Abstain: 	   122,599.052
Total: 		1,607,554.869

To approve an Agreement and Plan of Reorganization (the Plan) providing for the acquisition of all of the assets of Oppenheimer Global Equity Portfolio (MSF Portfolio) by Met/Templeton Growth Portfolio (to be renamed Oppenheimer Global Equity Portfolio) (MIST Portfolio), a series of Met Investors Series Trust, in exchange for shares of MIST Portfolio and the assumption by MIST Portfolio of the liabilities of MSF Portfolio. The Plan also provides for the distribution of these shares of MIST Portfolio to shareholders of MSF Portfolio in liquidation and subsequent termination of MSF Portfolio.

For: 		36,306,315.515
Against: 	  1,734,467.696
Abstain: 	  2,958,379.407
Total: 		40,999,162.618

To approve an Agreement and Plan of Reorganization (the Plan) providing for the acquisition of all of the assets of Zenith Equity Portfolio (MSF Portfolio) by MetLife Aggressive Strategy Portfolio (MIST Portfolio), a series of Met Investors Series Trust, in exchange for shares of MIST Portfolio and the assumption by MIST Portfolio of the liabilities of MSF Portfolio. The Plan also provides for the distribution of these shares of MIST Portfolio to shareholders of MSF Portfolio in liquidation and subsequent termination of MSF Portfolio.

For: 		1,221,848.749
Against: 	   70,360.548
Abstain: 	   93,692.691
Total: 		1,385,901.988